UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 29, 2007
Motorola, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

1-7221	36-1115800
(Commission File Number)	(I.R.S. Employer Identification No.)

1303 East Algonquin Road, Schaumburg, Illinois	60196
(Address of Principal Executive Offices)	(Zipcode)
(847) 576-5000
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
On May 30, 2007, Motorola, Inc. (the “Company”) issued a press release providing an update on its cost-reduction initiatives. The Company indicated that the previously announced workforce reduction of 3,500 would be completed on schedule by June 30. At that time, the Company also announced new initiatives, including additional workforce reductions of approximately 4,000, aimed at achieving long-term, sustainable profitability by driving efficiencies and reducing operating costs.
In connection with the previously announced workforce reduction and the additional workforce reduction announced on May 30, 2007, the Company has taken specific actions in the second quarter of 2007 that will affect approximately 2,100 employees. The result will be a net pre-tax charge in the second quarter totaling approximately $101 million (comprised of $115 million in charges associated with the actions described above and $14 million in reversals for accruals from prior periods that are no longer needed).
All three of the Company’s business segments, as well as various corporate functions, are impacted by these plans. The majority of the employees affected are located in the United States, Germany, and Canada. The Company anticipates that additional severance charges for the remaining actions previously announced, but not yet executed, and the related cash payments for severance benefits will continue through the remainder of 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MOTOROLA, INC.
Date: July 5, 2007	By:	/s/ Marc E. Rothman
Marc E. Rothman Senior Vice President, Finance and Corporate Controller